Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

JURY VERDICT RENDERED AGAINST CYBEX INTERNATIONAL, INC. IN PATENT SUIT,

CYBEX TO APPEAL

MEDWAY, MA, August 30, 2005 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, reported that a jury verdict has been rendered in the patent infringement litigation, Colassi v. Cybex International, Inc. The jury held that Cybex’s Stableflex deck system utilized in its treadmills infringes a patent held by the plaintiff, and awarded to the plaintiff damages of $2.5 million. Cybex is disappointed in this verdict which it believes is unsupported both by the record and by sound engineering principles. It believes that strong grounds exist to appeal the decision, which it will vigorously pursue.

Cybex anticipates recording a third quarter 2005 pre-tax charge of approximately $3.5 million including costs and legal fees with respect to the Colassi litigation. While Cybex intends to pursue relief from the verdict, it has sufficient liquidity to satisfy the award if its appeal is ultimately unsuccessful. Cybex is also implementing a redesigned deck system and does not expect the court decision to have a significant impact on sales of its treadmill products.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 6, 2005.

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